EXHIBIT 1.4
Regulations for Internal Audits

Purpose
Article 1   These Regulations set forth the methods and procedures for internal audits carried out by corporate auditors and independent auditors to ensure management rationalization and promote efficiency, as well as to prevent wrongdoing and errors.

Object of Internal Audits
Article 2   The object of internal audits shall include the business operations of all departments and affiliates of the Company.

Department in Charge of Internal Audits
Article 3   The Corporate Planning Office shall be in charge of internal audit operations.
2	When deemed necessary, employees from other departments may be temporarily assigned to the Corporate Planning Office to assist in special operations.

Types of Internal Audits
Article 4The types of internal audit shall include the following:
(1)	Account audit
(2)	Business operations audit
(3)	Audit of special matters

Definition of Accounting Audit
Article 5   Accounting audits verify whether or not corporate business transactions are processed based on the facts using legitimate documentary evidence, documents are properly recorded in accordance with all relevant regulations, and the actual terms and conditions of the transactions are correctly indicated.

Definition of Business Operations Audit
Article 6   Business operations audits verify whether or not corporate business operations are duly and rationally conducted in order to achieve management purposes through appropriate organizations and systems that conform to the relevant regulations.

Definition of Audit of Special Matters
Article 7   This means an audit specially ordered by the president.

Contents of Audit
Article 8   Audits shall consist of a documentary audit and an onsite audit.

Authority of Auditors
Article 9   Auditors shall be authorized to request submission of all documents, vouchers, and other reference materials of the Company; to request that the relevant parties explain and report the facts; and to ensure compliance with all other requests necessary to perform the audit.

Duty of Cooperation
Article 10   Any department being audited shall willingly cooperate in the audit performed by the auditors.

Auditors’Compliance Requirements
Article 11   Auditors shall comply with the following requirements:
( ï )	Auditors shall perform an audit based on the facts in all cases and shall be fair in expressing their judgments and opinions.
( î )	Auditors shall not disclose information concerning the audit or any information learned during the course of the audit to any third party without due cause.
( í )	Auditors shall perform the audit in such a manner that it will not cause a considerable obstacle to departments being audited.

Audit Plan
Article 12   Auditors shall prepare an audit plan in advance and submit said plan to the president for approval through the general manager of the Corporate Planning Office. The same shall apply for any important changes to the audit plan.

Contents of Audit Plan
Article 13    An audit plan shall include the following:
( ï )	Audit policy and audit objects
( î )	Object of Audit
( í )	Audit period, schedule, and procedure
( ì )	Audit method

Implementation of Audits
Article 14   Auditors shall, taking audit matters into account, conduct an audit through investigation of records and data, comparisons between documentary evidence and account ledgers, spot investigations, witnessed audits, confirmation, and questions.

Notice for Audit
Article 15   When conducting an audit, the auditors shall in principle send an advance audit notice to the person responsible in the department to be audited.

Reporting
Article 16   The auditors shall prepare a report after completion of the audit without delay for submission to the president through the general manager of the Corporate Planning Office. When the report is submitted to the president, a copy shall be sent to the person responsible in each audited department; provided, however, that this shall not apply when it is necessary to ensure confidentiality.

Contents of Audit Report
Article 17   An audit report shall include the dates of the audit, departments audited, purpose of the audit, summary of the audit, and results of audit, as well as auditors’ opinions and notes. In addition, reference materials shall be forwarded as necessary.

Instructions Based on Audit Report
Article 18   The president shall provide instructions about such matters that require improvements and implementation of specific measures to the persons responsible in the relevant audited departments based on the audit report.

Report in Response to Instructions
Article 19   The person responsible in an audited department who receives the instructions set forth in the preceding article shall immediately carry out such instructions without delay and report the status of implementation to the president in the form of an improvement status report. When this report is submitted, a copy of the report shall be forwarded to the general manager of the Corporate Planning Office.

Confirmation of Measures
Article 20   The auditors shall confirm the measures implemented based on the results of the audit, when necessary.

Handling of Reports
Article 21   Related parties shall pay special attention to the handling and storage of the audit reports and documents that are obtained in the course of an audit.

Alteration or Abolition
Article 22   This regulation shall be altered or abolished only by a resolution of the Board of Directors.

Appendix
This Regulation shall be effective as of October 1, 2000.